EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 1, 2007, relating to the financial statements and financial statement schedule of Sierra Pacific Power Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 158), appearing in the Annual Report on Form 10-K of Sierra Pacific Power Company for the year ended December 31, 2006 and incorporated by reference in the Prospectus included in Registration Statement No. 333-130191.

/s/    Deloitte & Touche LLP

Reno, Nevada

June 25, 2007